UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________________
IMMUNITYBIO, INC.
(Exact name of registrant as specified in its charter)
_____________________________________

Delaware	43-1979754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3530 John Hopkins Court San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)
_____________________________________
ImmunityBio, Inc. 2025 Equity Incentive Plan
(Full title of the plan)
_____________________________________
Richard Adcock
Chief Executive Officer and President
ImmunityBio, Inc.
3530 John Hopkins Court
San Diego, California 92121
(844) 696-5235
(Name, address and telephone number, including area code, of agent for service)
_____________________________________
Copies to:

Martin J. Waters	Jason Liljestrom
Wilson Sonsini Goodrich & Rosati, P.C.	General Counsel
12235 El Camino Real	ImmunityBio, Inc.
San Diego, California 92130	3530 John Hopkins Court
(858) 350-2300	San Diego, California 92121
(844) 696-5235
_____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S‑8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
ImmunityBio, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents that we have filed with the United States Securities and Exchange Commission (the “SEC”) (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Current Report on Form 8-K):
(1)our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 3, 2025;
(2)the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024, from our definitive proxy statement relating to our 2025 annual meeting of stockholders, filed with the SEC on April 30, 2025;
(3)the description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 19, 2024, including any amendment or report filed for the purpose of updating such description;
(4)our Quarterly Report on Form 10-Q for the three months ended March 31, 2025 filed with the SEC on May 12, 2025; and
(5)our Current Reports on Form 8-K filed with the SEC on February 7, 2025, February 13, 2025, March 19, 2025, April 8, 2025 (excluding information furnished thereunder), and June 20, 2025.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation, as amended, contains provisions that eliminate, to the maximum extent permitted by Delaware General Corporation Law (the “DGCL”), the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.
Sections 145 and 102(b)(7) of the DGCL provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The documents listed below are incorporated by reference or filed with this Registration Statement on Form S-8, in each case as indicated therein (numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number		Incorporated by Reference Herein
	Description	Form	File No.	Exhibit No.	Filing Date

4.1	Specimen Common Stock Certificate.	S-8 POS	333-252232	4.1	May 21, 2021

4.2	Description of Registrant’s Securities.	10-K	001-37507	4.7	March 19, 2024

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1#	ImmunityBio, Inc. 2025 Equity Incentive Plan.	8-K	001-37507	10.1	June 20, 2025

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1*	Power of Attorney (contained on signature page hereto).

107*	Filing Fee Table.

_______________
*    Filed herewith.
#    Indicates a management contract or compensatory plan.

Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 23, 2025.

IMMUNITYBIO, INC.
Registrant

Date: June 23, 2025	By:	/s/ Richard Adcock
Richard Adcock
Chief Executive Officer
(Principal Executive Officer)

Date: June 23, 2025	By:	/s/ David C. Sachs
David C. Sachs
Chief Financial Officer
(Principal Financial Officer)

Date: June 23, 2025	By:	/s/ Regan J. Lauer
Regan J. Lauer
Chief Accounting Officer
(Principal Accounting Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Adcock, David C. Sachs and Jason Liljestrom, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/officer of ImmunityBio, Inc.), to sign the Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they, he or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong	Global Chief Scientific and Medical Officer, and Executive Chairman of the Board of Directors	June 23, 2025
Patrick Soon-Shiong

/s/ Richard Adcock	Chief Executive Officer, President and Director (Principal Executive Officer)	June 23, 2025
Richard Adcock

/s/ David C. Sachs	Chief Financial Officer (Principal Financial Officer)	June 23, 2025
David C. Sachs

/s/ Regan J. Lauer	Chief Accounting Officer (Principal Accounting Officer)	June 23, 2025
Regan J. Lauer

/s/ Barry J. Simon	Chief Corporate Affairs Officer and Director	June 23, 2025
Barry J. Simon

/s/ Michael D. Blaszyk	Director	June 23, 2025
Michael D. Blaszyk

/s/ Wesley Clark	Director	June 23, 2025
Wesley Clark

/s/ Cheryl L. Cohen	Lead Independent Director	June 23, 2025
Cheryl L. Cohen

/s/ Linda Maxwell	Director	June 23, 2025
Linda Maxwell

/s/ Christobel Selecky	Director	June 23, 2025
Christobel Selecky